                                                                      Exhibit 5
[MOLTEN METAL TECHNOLOGY LETTERHEAD]


                                 August 27, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         Re:  Molten Metal Technology, Inc.
              Registration Statement on Form S-3

Dear Sir or Madam:

         I am Assistant General Counsel of Molten Metal Technology, Inc., a Delaware corporation (the "Company"), and have assisted in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration under the Act of $142,750,000 principal amount of the Company's 5-1/2% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of the Company's common stock, $.01 par value per share (the "Shares"), which are issuable upon conversion of the Notes.

         I am familiar with the Amended and Restated Certificate of Incorporation of the Company, the corporate minute books, the Amended and Restated By-Laws of the Company and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents. I further have assumed that all Shares to be issued upon the conversion of the Notes will be issued in accordance with the terms of the Indenture dated as of May 1, 1996 between the Company and the Bank of New York, as Trustee (the "Indenture").

         This opinion is solely limited to the Delaware General Corporation Law.

         Based upon and subject to the foregoing, I am of the opinion that (i) upon the authentication, issuance and delivery of the Notes in accordance with the terms of the Indenture, the Notes will be validly issued and will be binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect, and (ii) upon the issuance and delivery of the Shares upon conversion of the Notes in accordance with

Securities and Exchange Commission
August 27, 1996
Page 2


the terms of the Indenture, the Shares will be legally issued, fully paid and nonassessable shares of Common Stock.


        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" in the preliminary prospectus constituting a part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Elliot J. Mark
                                            ------------------------------------
                                            Elliot J. Mark, Esq.
                                            Assistant General Counsel